AMENDMENT NUMBER 2 TO

PRINCIPAL UNDERWRITING AGREEMENT

Pursuant to the Principal Underwriting Agreement amongst Hartford Funds Distributors, LLC (formerly known as Hartford Investment Financial Services, LLC), The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. dated January 1, 2013, Hartford Multi-Asset Income Fund (the “Fund”) is hereby included as a new Fund, to which all provisions in the Agreement shall apply.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of April        , 2014.

The Hartford Mutual Funds, Inc.

By:

The Hartford Mutual Funds II, Inc.

By:

Agreed to and Accepted:

Hartford Funds Distributors, LLC

By: